Filed Pursuant to Rule 424(b)(3)
File Number 333-161991

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus, declared effective on November 25, 2009
(Registration No. 333-161991)

POSITIVEID CORPORATION

This Prospectus Supplement No. 1 supplements our Prospectus declared effective November 25, 2009 (the “Prospectus”).

You should read this Prospectus Supplement No. 1 together with the Prospectus. This Prospectus Supplement No. 1 includes the attached Quarterly Report on Form 10-Q/A as filed by us with the Securities and Exchange Commission on December 1, 2009.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is December 1, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-Q/A
(Mark One)

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2009
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission File Number: 001-33297
POSITIVEID CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	06-1637809
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445	(561) 805-8008
(Address of principal executive offices,	(Registrant’s telephone number, including area code)
including zip code)
VERICHIP CORPORATION
(Former name, former address and former fiscal year, if changed since last report)
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☑
The number of shares outstanding of each of the issuer’s classes of common stock as of the close of business on November 10, 2009 is as follows:

Class	Number of Shares
Common Stock: $0.01 Par Value	19,227,918

POSITIVEID CORPORATION

EXPLANATORY NOTE

PositiveID Corporation (the “Company”) is filing this Form 10-Q/A to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 to include the net income (loss) figures for the three months ended September 30, 2008 and the nine months ended September 30, 2008 and 2009 in the Company’s consolidated statements of operations, which were inadvertently omitted, and to correct the loss from continuing operations figure for the three months ended September 30, 2008 in Note 7 to the unaudited condensed consolidated financial statements. Except as expressly set forth in this Form 10-Q/A, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 has not been amended, updated or otherwise modified. This Form 10-Q/A does not reflect events occurring after the filing of the Form 10-Q or modify or update those disclosures affected by subsequent events. Consequently, all other information is unchanged and reflects the disclosures made at the time of the filing of the Form 10-Q. With this Form 10-Q/A, the principal executive officer and principal financial officer of the Company have reissued their certifications.

POSITIVEID CORPORATION

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements.
POSITIVEID CORPORATION
Condensed Consolidated Balance Sheets
 (In thousands, except par value)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current Assets:
Cash	$4,498	$3,229
Prepaid expenses and other current assets	316	275

Total Current Assets	4,814	3,504

Equipment, net of accumulated depreciation	24	39
Restricted cash	—	4,543
Investment in Steel Vault — Warrant	273	—
Note Receivable from Steel Vault	495	—

Total Assets	$5,606	$8,086

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$119	$72
Accrued expenses and other current liabilities	683	1,094

Total Current Liabilities	802	1,166
Deferred gain	—	4,500

Total Liabilities	$802	$5,666

Commitments and contingencies

Stockholders’ Equity:
Capital stock:
Preferred stock, Authorized 5,000 shares of $.001 par value; no shares issued or outstanding	—	—
Common stock, Authorized 40,000 shares of $.01 par value; issued and outstanding 14,011 and 11,730 shares at September 30, 2009 and December 31, 2008, respectively	140	117
Additional paid-in capital	45,148	44,410
Accumulated deficit	(40,722)	(42,107)
Other Comprehensive Income	238	—

Total Stockholders’ Equity	4,804	2,420

Total Liabilities and Stockholders’ Equity	$5,606	$8,086

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION
Condensed Consolidated Statements of Operations
 (In thousands, except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$104	$6	$161	$41
Cost of goods sold	35	—	54	61

Gross profit (loss)	69	6	107	(20)

Operating expenses:
Selling, general and administrative	858	11,924	3,162	18,668
Research and development	—	—	—	212

Total operating expenses	858	11,924	3,162	18,880

Operating loss	(789)	(11,918)	(3,055)	(18,900)

Interest and other income (expense), net	31	610	55	(372)
Interest expense	—	(40)	—	(879)
Gain on sale/release of escrow	—	6,174	4,385	6,174
Gain on Settlement of Debt	—	1,823	—	1,823

Total other income	31	8,567	4,440	6,746

(Loss) income from continuing operations	(758)	(3,351)	1,385	(12,154)
Net(loss) income from discontinued operations (net of tax (benefit) expense of $(58) and $233)	—	(1,966)	—	787

Net(loss) income	$(758)	(5,317)	1,385	(11,367)

Earnings (loss) per common share — Basic:
Net (loss) income per common share from continuing operations — basic	$(0.06)	$(0.30)	$0.11	$(1.19)
Net (loss) income per common share from discontinued operations — basic	—	(0.18)	—	0.08

Net (loss) income per common share — basic	$(0.06)	$(0.48)	$0.11	$(1.11)

Weighted average number of shares outstanding — basic	12,344	11,233	12,275	10,217

Earnings per common share — Diluted:
Net (loss) income per common share from continuing operations — diluted	$(0.06)	$(0.30)	$0.11	$(1.19)
Net (loss) income per common share from discontinued operations — diluted	$—	$(0.18)	$—	$0.08

Net (loss) income per common share — diluted	$(0.06)	$(0.48)	$0.11	$(1.11)

Weighted average number of shares outstanding — diluted	12,344	11,233	12,911	10,217

Net (loss) income	$(758)	$(5,317)	$1,385	$(11,367)
Other comprehensive income	$215	$—	$238	$—

Comprehensive(loss) income	$(543)	$(5,317)	$1,623	$(11,367)

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION
Condensed Consolidated Statement of Stockholders’ Equity
For the Nine Months Ended September 30, 2009
(In thousands)
(Unaudited)

					Accumulated
			Additional		Other	Total
	Common Shares		Paid-in	Accumulated	Comprehensive	Stockholders’
	Number	Amount	Capital	Deficit	Income	Equity

Balance December 31, 2008	11,730	$117	$44,410	$(42,107)	$—	$2,420
Net income	—	—	—	1,385	—	1,385
Unrealized gain on available for sale securities	—	—	—	—	238	238
Stock based compensation	1,771	18	493	—	—	511
Issuance of shares for settlement of litigation	510	5	245	—	—	250

Balance September 30, 2009	14,011	$140	$45,148	$(40,722)	$238	$4,804

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION
Condensed Consolidated Statements of Cash Flows
 (In thousands)
(unaudited)

	For the Nine Months Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$1,385	$(11,367)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	21	43
Stock based compensation	511	5,011
Gain on sale/release of escrow of Xmark Corporation	(4,385)	(6,174)
Asset impairment	—	110
Issuance of shares for settlement of litigation	250	—
Gain on settlement of debt	—	(1,823)
Non cash interest income	(37)	(20)
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	32
Increase in inventories	—	(9)
(Increase) decrease in prepaid expenses and other current assets	(41)	349
Decrease in accounts payable and accrued expenses	(302)	(356)
Net cash used in discontinued operations	(60)	(2,872)

Net cash used in operating activities	(2,658)	(17,076)

Cash flows from investing activities:
Sale of Xmark Corporation	4,434	47,863
Purchase of equipment	(7)	(14)
Restricted cash	—	(4,500)
Investment in note receivable	(500)	—
Net cash used in discontinued operations	—	(114)

Net cash provided by investing activities	3,927	43,235

Cash flows from financing activities:
Debt financing	—	8,000
Repayment of debt financing	—	(8,000)
Financing costs	—	(701)
Guarantee fee paid to stockholder	—	(500)
Dividend payment	—	(15,836)
Principal payments to stockholder on long term debt	—	(10,423)
Issuance of common shares	—	442
Net cash used in discontinued operations	—	(1,515)

Net cash used in financing activities	—	(28,533)

Net increase (decrease) in cash	1,269	(2,374)
Cash, beginning of period	3,229	7,221

Cash, end of period	$4,498	$4,847

See accompanying notes to unaudited condensed consolidated financial statements.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
1. Business and Basis of Presentation
PositiveID Corporation, formerly known as VeriChip Corporation (the “Company,” “us,” “we,” or “our”), is a Delaware corporation formed in November 2001. The Company commenced operations in January 2002. On February 14, 2007, the Company completed an initial public offering of its common stock, selling 3,100,000 shares of its common stock at a price of $6.50 per share.
On July 18, 2008, the Company completed the sale of all of the outstanding capital stock of Xmark Corporation, its wholly-owned Canadian subsidiary (“Xmark”), to Stanley Canada Corporation (“Stanley”) for $47.9 million in cash, which consisted of the $45 million purchase price plus a balance sheet adjustment of $2.9 million. Under the terms of the stock purchase agreement, $4.5 million of the proceeds were held in escrow for a period of 12 months to provide for indemnification obligations under the stock purchase agreement, if any. As a result, the Company recorded a gain on the sale of Xmark of $10.7 million, with $4.5 million of that gain deferred until the escrow was settled. The Xmark business included all of the operations of our previously reported healthcare security and industrial segments. The financial position, results of operations and cash flows of Xmark for 2008 have been reclassified as a discontinued operation.
Following the completion of the sale of Xmark to Stanley, the Company retired all of its outstanding debt for a combined payment of $13.5 million and settled all contractual payments to officers and management of the Company and Xmark for $9.1 million. In addition, the Company issued a special dividend of $15.8 million on August 28, 2008.
On November 12, 2008, the Company entered into an Asset Purchase Agreement (“APA”) with Digital Angel and Destron Fearing Corporation, a wholly-owned subsidiary of Digital Angel, which collectively are referred to as, “Digital Angel.” The terms of the APA included the purchase by the Company of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel under a development agreement associated with the development of an implantable glucose sensing microchip. The Company also received covenants from Digital Angel and Destron Fearing that will permit the use of intellectual property of Digital Angel related to the Company’s VeriMed business without payment of ongoing royalties, as well as inventory and a limited period of technology support by Digital Angel. The Company paid Digital Angel $500,000 at the closing of the APA, which was recorded in the financials as research and development expense.
During the quarter ended June 30, 2009, the Company finalized the process related to the indemnification obligations supported by the $4.5 million escrow. On July 20, 2009, the Company received $4.4 million of the previously escrowed funds, which was net of a $115 thousand settlement to Stanley as the final balance sheet adjustment. As a result, the Company recognized a $4.4 million previously deferred gain in its statement of operations during the nine months ended September 30, 2009.
On September 4, 2009, the Company, VeriChip Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Acquisition Subsidiary”), and Steel Vault Corporation, a Delaware corporation (“Steel Vault”) signed an Agreement and Plan of Reorganization (the “Merger Agreement”), dated September 4, 2009, as amended, pursuant to which the Acquisition Subsidiary was merged with and into Steel Vault on November 10, 2009, with Steel Vault surviving and becoming a wholly-owned subsidiary of the Company (the “Merger”). Upon the consummation of the Merger, each outstanding share of Steel Vault’s common stock was converted into 0.5 shares of common stock of the Company. At the closing of the Merger, the Company changed its name to PositiveID Corporation, changed its stock ticker symbol with Nasdaq to “PSID” effective November 11, 2009, and continues to be listed on the Nasdaq Capital Market.
On September 29, 2009, the Company entered into a financing commitment of up to $10,000,000 with Optimus Technology Capital Partners, LLC (“Optimus”) under which Optimus is potentially committed to purchase up to $10 million of the Company’s convertible Series A Preferred Stock in one or more tranches. The Company plans to use the funds to develop a virus triage detection system for the H1N1 virus, to develop an in vivo glucose-sensing RFID microchip (discussed below) and to support its working capital requirements and general corporate purposes. See Note 5 — Financing Agreements, for more information.
During the three months ended September 30, 2009, through a development program with Receptors LLC (“Receptors”), the companies launched Phase I of the development of a triage detection system for the H1N1 virus was launched. On October 6, 2009, in a separate development program, the Company launched the Phase II development of its in vivo glucose-sensing RFID microchip with Receptors. In conjunction with this development program, the Company received an exclusive license to two of Receptors platform patents for use with these two applications. Phase I of the H1N1 triage detection system and Phase II of the glucose-sensing microchip development programs are expected to be completed during the first half of 2010. In conjunction with these two projects, the Company paid Receptors $200,000 and 350,000 shares of restricted common stock.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
The Company has historically developed, marketed, and sold radio frequency identification (frequently referred to as RFID) systems used for the identification and protection of people in the healthcare market. The Company’s VeriMed system uses the human-implantable passive RFID microchip that is used in patient identification applications, securely linking a patient to their personal health record as maintained in the Company’s proprietary database. Each implantable VeriChip microchip contains a unique verification number that is read when it is scanned by the Company’s scanner. In October 2004, the U.S. Food and Drug Administration, or FDA, cleared the Company’s VeriMed system for use in medical applications in the United States.
On March 5, 2009, the Company established a new division to evaluate clean and alternative energy companies for potential strategic transactions or investment and as a result established a new subsidiary, VeriGreen Energy Corporation. The Company incurred costs of $0.3 million, primarily consisting of transaction costs related to the evaluation of several strategic opportunities and organization costs.
Beginning in the fourth quarter of 2009, with the acquisition of Steel Vault, the Company intends to pursue its strategy to offer identification tools and technologies for consumers and businesses, including healthcare identification products, initially focused on the Health Link personal health record and the identification security products currently offered by NationalCreditReport.com.
The Company also intends to continue the development of the H1N1 triage detection system, the glucose sensing RFID microchip and other health related products, built on the Company’s core intellectual property.
The accompanying unaudited condensed consolidated financial statements of the Company and its subsidiaries as of September 30, 2009 and December 31, 2008 (the December 31, 2008, financial information included in this report has been extracted from the Company’s audited financial statements included in its Annual Report on Form 10-K, as amended, for the year ended December 31, 2008), and for the three and nine months ended September 30, 2009 and 2008 have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the unaudited condensed consolidated financial statements have been made.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates. Included in these estimates are assumptions about allowances for excess inventory, bad debt reserves, lives of long lived assets, lives of intangible assets, assumptions used in Black-Scholes valuation models, estimates of the fair value of acquired assets and assumed liabilities, the determination of whether any impairment is to be recognized on goodwill or intangibles, among others.
The unaudited condensed consolidated statements of operations for the three and nine months ended September 30, 2009 and 2008 are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
Fair Value of Financial Instruments
The carrying values of financial instruments including cash and accounts payable approximate fair value due to the relatively short term nature of these instruments.
The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) ASC 820-10, “Fair Value Measurements and Disclosures” (“ASC 820-10”) for financial assets and liabilities effective January 1, 2008, and adopted ASC 820-10 for non-financial assets and non-financial liabilities effective January 1, 2009. ASC 820-10 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The statement utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. A brief description of those three levels is as follows:
The three levels of the fair value hierarchy under ASC 820-10 are described below:
•	Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3—Inputs that are both significant to the fair value measurement and unobservable.
The Company’s investment in the common stock purchase warrant to purchase 333 thousand common shares of Steel Vault, as further discussed in Note 4 — Note Receivable, are classified as Level 2 under ASC 820-10 hierarchy. The warrant investment in the Company is valued monthly using a Black-Scholes model with observable market inputs.
Investments are classified within Level 3 of the fair value hierarchy because they trade infrequently (or not at all) and therefore have little or no readily available pricing. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available. The note receivable is classified within Level 3 of the fair value hierarchy.
Valuations for Level 3 investments are adjusted when changes to inputs and assumptions are corroborated by evidence such as transactions in similar instruments, convertible offerings in the equity or debt, and changes in financial ratios or cash flows of the borrower and the guarantor’s financial ability to repay the obligation in the event of a default. The note receivable is guaranteed by the Company’s president and chief financial officer who is the chief executive officer of Steel Vault, the borrower.
For positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability and such adjustments are generally based on available market information. In the absence of such evidence, management’s best estimate is used.
The values assigned to investments and any unrealized gains or losses reported are based on available information and do not necessarily represent amounts that might be realized if a ready market existed and such difference could be material. Furthermore the ultimate realization of such amounts depends on future events and circumstances and therefore valuation estimates may differ from the value realized upon disposition of individual positions.
The following table sets forth information about the level within the fair value hierarchy at which the Company’s investments are measured at September 30, 2009 (expressed in thousands):

		Fair Value
	Fair Value	Hierarchy
Assets
Warrant	$273	2
Note receivable (includes $19 interest receivable)	$495	3

Total	$768

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
The following summarizes changes in fair value of the Company’s Level 3 assets for the nine months ended September 30, 2009. The information reflects gains and losses for the period for assets categorized as Level 3 as of September 30, 2009 (expressed in thousands):

Level 3
Note Receivable

Balance — December 31, 2008	$—
Unrealized gains — (representing accretion of debt discount)	10
Purchases	466

Balance — September 30, 2009	$476

The Company adopted the provisions of FASB ASC 825-10, “Financial Instruments” (“ASC 825-10”) on January 1, 2008. ASC 825-10 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. ASC 825-10 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that chose different measurement attributes for similar assets and liabilities. The Company has elected not to measure any eligible items at fair value.
Recent Accounting Pronouncements
Effective July 1, 2009, the Company adopted the FASB Accounting Standards Codification (“ASC”) 105-10, “Generally Accepted Accounting Principles” (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The codification did not change GAAP but reorganizes the literature. References for FASB guidance throughout this document have been updated for the codification.
Effective January 1, 2009, the Company adopted ASC 805-10, “Business Combinations” (“ASC 805-10”). Under ACS 805-10, an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. ACS 805-10 establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. The Company expensed $0.2 million of due diligence costs relating to a potential acquisition target during the period ended September 30, 2009.
The Company adopted the provisions of ASC 855-10, “Subsequent Events” (“ASC 855-10”) in the second quarter of 2009. ASC 855-10 establishes (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Company has evaluated any subsequent events through November 10, 2009.
The Company adopted ASC 810-10-65-1, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” on January 1, 2009. This establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. In addition, it changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. ASC 810-10-65-1 also establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. ASC 810-10-65-1 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 and earlier adoption is prohibited. ASC 810-10-65-1 shall be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except for the presentation and disclosure requirement which shall be applied retrospectively for all periods presented. The adoption of ASC 810-10-65-1 had no impact on the Company’s condensed financial position, results of operations, cash flows or financial statement disclosures.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
In June 2009, the FASB finalized SFAS No. 167, Amending FASB interpretation No. 46(R), which was later superseded by the FASB Codification and included in ASC topic 810. The provisions of ASC 810 provide guidance in determining whether an enterprise has a controlling financial interest in a variable interest entity. This determination identifies the primary beneficiary of a variable interest entity as the enterprise that has both the power to direct the activities of a variable interest entity that most significantly impacts the entity’s economic performance, and the obligation to absorb losses or the right to receive benefits of the entity that could potentially be significant to the variable interest entity. This pronouncement also requires ongoing reassessments of whether an enterprise is the primary beneficiary and eliminates the quantitative approach previously required for determining the primary beneficiary. New provisions of this pronouncement are effective January 1, 2010. The Company is currently evaluating the impact of adopting this pronouncement.
In August of 2009, the FASB issued ASC Update 2009-5, an update to ASC 820, “Fair Value Measurements and Disclosures”. This update provides amendments to reduce potential ambiguity in financial reporting when measuring the fair value of liabilities. Among other provisions, this update provides clarification in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the valuation techniques described in ACS Update 2009-5. The adoption of this update in the third quarter of 2009 did not have a material affect on Company’s condensed consolidated financial statements.
Accounting Standard Update No. 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. In October 2009, the Financial Accounting Standards Board (“FASB”) issued Update No. 2009-15 as an amendment to the subtopic 470-20, Debt with Conversion and Other Options, to address the accounting for own-share lending arrangements entered in contemplation of a convertible debt issuance or other financing. ASC 470-20-25-20A establishes that at the date of issuance, a share-lending arrangement entered into on an entity’s own shares in contemplation of a convertible debt offering or other financing shall be measured at fair value (in accordance with Topic 820) and recognized as an issuance cost, with an offset to additional paid-in capital in the financial statements of the entity. ASC 470-20-35-11A establishes that if it becomes probable that the counterparty to a share-lending arrangement will default, the issuer of the share-lending arrangement shall recognize an expense equal to the then fair value of the unreturned shares, net of the fair value of probable recoveries. The issuer of the share-lending arrangement shall remeasure the fair value of the unreturned shares each reporting period through earnings until the arrangement consideration payable by the counterparty becomes fixed. Subsequent changes in the amount of the probable recoveries should also be recognized in earnings. ASC 470-20-45-2A establishes that loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. ASC 470-20-50-2A adds new disclosures that must be made in any period in which a share-lending arrangement is outstanding as follows: (a) description of any outstanding share-lending arrangements, (b) number of shares, term, circumstances under which cash settlement would be required, (c) any requirements for the counterparty to provide collateral, (d) entity’s reason for entering into the share-lending arrangement, (e) fair value of the issuance cost associated with the arrangement, (f) treatment for the purpose of calculating earnings per share, (g) unamortized amount of the issuance cost associated with the arrangement, (h) classification of the issuance cost associated with the arrangement, (i) amount of interest cost recognized relating to the amortization and (j) any amounts of dividends paid related to the loaned shares that will not be reimbursed. This Accounting Standard Update shall be effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. Early adoption is not permitted. The Company is evaluating the impact on financial statements regarding this update.
Stock-Based Compensation
The Company recorded compensation expense, related to stock options, of approximately $0.2 million and $0.5 million for the three and nine months ended September 30, 2009, respectively, and approximately $0.9 million and $1.1 million for the three and nine months ended September 30, 2008, respectively.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
In December 2008, the Company issued approximately 518 thousand shares of its restricted common stock to William J. Caragol, its president and chief financial officer in lieu of salary. The shares vest according to the following schedule: (i) 20% vested on the grant date, and (ii) 80% vest on January 1, 2010. In the event of a change in control and if Mr. Caragol is terminated without cause, the shares will immediately vest. The shares are subject to forfeiture in the event Mr. Caragol is terminated for cause. Compensation expense of approximately $22 thousand and $190 thousand was recorded in the three and nine months ended September 30, 2009, respectively, for these shares.
In December 2008, the Company issued approximately 602 thousand shares of its restricted common stock to Scott R. Silverman, its chairman and chief executive officer in lieu of salary. If Mr. Silverman remains involved in the day-to-day management of the Company, the shares will vest upon the earlier to occur of: (i) January 1, 2010, or (ii) a change in control of the Company. The shares are subject to forfeiture in the event that Mr. Silverman fails to remain involved in the day-to-day management of the Company. Compensation expense of approximately $56 thousand and $166 thousand was recorded in the three and nine months ended September 30, 2009, respectively, for these shares.
In December 2008, the Company issued 400 thousand shares of its restricted common stock to members of the board of directors, which vest on January 1, 2010. The Company determined the value of the stock to be approximately $148 thousand based on the value of its common stock on the dates of grant. The value of the outstanding restricted stock is being amortized as compensation expense over the vesting period. Compensation expense of approximately $37 thousand and $110 thousand was recorded in the three and nine months ended September 30, 2009, respectively, for these shares.
In January and December 2008, the Company issued 25 thousand and 170 thousand options, respectively, to a director, employees and consultants, which vest on January 18, 2011 and December 31, 2011, respectively. The Company determined the value of the options to be approximately $43 thousand based on the value of its common stock on the dates of grant. The value of the outstanding options is being amortized as compensation expense over the vesting period. Compensation expense of approximately $23 thousand and $27 thousand was recorded in the three and nine months ended September 30, 2009, respectively, for these options.
In August 2009, the Company issued 50 thousand shares of its restricted common stock to the members of the special committee of the board of directors as partial compensation for their service on the special committee, which vest on January 1, 2010. The Company determined the value of the stock to be approximately $25 thousand based on the value of its common stock on the dates of grant. The value of the outstanding restricted stock is being amortized as compensation expense over the vesting period. Compensation expense of approximately $8 thousand was recorded in the three and nine months ended September 30, 2009 for these shares.
In September 2009, the Company issued 200 thousand shares of its restricted common stock to Receptors as partial payment for the development of a sensing system for the detection and identification of the influenza virus, which vest on January 31, 2010. The Company determined the value of the stock to be approximately $614 thousand based on the value of its common stock on the dates of grant. The value of the outstanding restricted stock is being amortized as an expense over the vesting period. Research and development expense of approximately $10 thousand was recorded in the three and nine months ended September 30, 2009 for these shares.
Stock-based compensation expense is reflected in the condensed consolidated statement of operations in selling, general and administrative expense.
The Company’s computation of expected life was determined based on the simplified method. The interest rate was based on the U.S. Treasury Yield curve in effect at the time of grant. The Company’s computation of expected volatility is based on the historical volatility of the Company’s comparable companies’ average historical volatility.
2. Principles of Consolidation
The financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant inter-company transactions and balances had been eliminated in consolidation.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
3. Inventories

	September 30,	December 31,
	2009	2008
Raw materials	$161	$161
Work in process	—	—
Finished goods	52	52

	213	213
Allowance for excess and obsolescence	(213)	(213)

	$—	$—

4. Note Receivable
On June 4, 2009, the Company invested $500 thousand in Steel Vault pursuant to a secured convertible promissory note (the “Note”). The two year Note was collectible on demand on or after June 4, 2010, accrued interest at a rate of twelve percent and was secured by substantially all of Steel Vault’s assets, including the assets of National Credit Report.com, LLC, a wholly-owned subsidiary of Steel Vault. The security interest held by the Company on the assets was senior to any other security interest on the assets pursuant to a Subordination and Intercreditor Agreement between the Company and Blue Moon Energy Partners LLC, a Florida limited liability company (“Blue Moon”). The Note could be prepaid at any time without penalty and matured on June 4, 2011. The unpaid principal and accrued and unpaid interest under the Note could be converted at any time into common stock of Steel Vault at a price of $0.30 per share.
The investment included a common stock purchase warrant given to the Company to purchase 333 thousand common shares of Steel Vault at a price of $0.30 per share. The fair market value at issuance and September 30, 2009, was $34 thousand and $273 thousand, respectively. Interest receivable as of September 30, 2009 was $10 thousand.
The Company valued each component of the investment as of the investment period and allocated the $500 thousand investment proportionately to the Note and common stock purchase warrant based on their respective fair values on June 4, 2009.
The financing transaction also included a guaranty of collection given by Mr. Caragol, the Company’s president and chief financial officer and the chief executive officer of Steel Vault for the benefit of the Company. See Note 10 — Related Party Transactions, for more information.
5. Financing Agreements
On September 29, 2009, the Company entered into a Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Capital Partners, LLC doing business as Optimus Technology Capital Partners, LLC (“Optimus”) under which Optimus is committed to purchase up to $10 million shares of convertible Series A Preferred Stock of the Company (the “Preferred Stock”) in one or more tranches. Under the terms of the Purchase Agreement, from time to time and at the Company’s sole discretion, the Company may present Optimus with a notice to purchase such Preferred Stock (the “Notice”).
To facilitate the transactions contemplated by the Purchase Agreement, R & R Consulting Partners, LLC, a company controlled by Scott R. Silverman, the Company’s chairman and chief executive officer, will loan shares of common stock to Optimus equal to 135% of the aggregate purchase price for each tranche pursuant to Stock Loan Agreements between R & R Consulting Partners, LLC and Optimus. R & R Consulting Partners, LLC was paid $100 thousand fee in October 2009 plus will be paid 2% interest for the fair value of the loaned shares for entering into the stock loan arrangement. The aggregate amount of shares loaned under any and all Stock Loan Agreements, together with all other shares sold by or on behalf of the Company pursuant to General Instruction I.B.6. to Form S-3, can not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the Company in any 12 month period. R & R Consulting Partners, LLC may demand return of some or all of the borrowed shares (or an equal number of freely tradable shares of common stock) at any time on or after the six-month anniversary date such borrowed shares were loaned to Optimus, but no such demand may be made if there are any shares of Preferred Stock then outstanding. If a permitted return demand is made, Optimus will return the borrowed shares within three trading days after such demand (or an equal number of freely tradable shares of common stock). Optimus may return the borrowed shares in whole or in part, at any time or from time to time, without penalty or premium. On September 29, 2009, October 8, 2009, and October 21, 2009, R & R Consulting Partners, LLC loaned Optimus 1.3 million, 800,000 and 600,000 shares, respectively, of Company common stock.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
Optimus is obligated to purchase such Preferred Stock on the tenth trading day after any Notice date, subject to satisfaction of certain closing conditions, including (i) that the Company is listed for and trading on a trading market, (ii) the representations and warranties of the Company set forth in the Purchase Agreement are true and correct as if made on each tranche date, (iii) Optimus shall have received a commitment fee of $800 thousand payable only on the first tranche closing date in the event the gross proceeds from the first tranche closing exceed $800 thousand; and (iv) that no such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of the Company’s common stock. In the event the closing bid price of the Company’s common stock during any one or more of the nine trading days following the delivery of a Notice falls below 75% of the closing bid price on the trading day prior to the Notice date and Optimus determines not to complete the tranche closing, then the Company may, at its option, proceed to issue some or all of the applicable shares, provided that the conversion price for the Preferred Stock that is issued shall reset at the lowest closing bid price for such nine trading day period.
In addition, redemption of the Preferred Stock by the Company, to the extent such Preferred Stock shall not have been converted into shares of Common Stock, shall be mandatory in the event that the Company does not receive stockholder approval for the transactions described in the Purchase Agreement on or before March 31, 2010.
On September 29, 2009 the Company exercised the first tranche of this financing, to issue 296 shares of Preferred Stock, for a tranche amount of approximately $3.0 million. In support of this tranche, R & R Consulting Partners, LLC loaned Optimus 1.3 million shares of common stock. This tranche closed on October 13, 2009, and the Company received proceeds of approximately $3.0 million, less the fees due on the entire financing commitment of $800 thousand. On November 5, 2009, the Company closed the second tranche of this financing, issuing 166 shares of Preferred Stock, for a tranche amount of approximately $1.7 million. In support of this tranche, R & R Consulting Partners, LLC loaned Optimus approximately 1.4 million shares of common stock.
6. Stockholders’ Equity
Stock Option Plans
In April 2002, the Company’s board of directors approved the VeriChip Corporation 2002 Flexible Stock Plan, or the VeriChip 2002 Plan. Under the VeriChip 2002 Plan, the number of shares for which options, SARs or performance shares, may be granted is approximately 2.0 million. As of September 30, 2009, approximately 1.7 million options and restricted shares, net of forfeitures, have been granted to directors, officers and employees under the VeriChip 2002 Plan and 0.3 million of the options or shares granted were outstanding as of September 30, 2009, all of which are fully vested. As of September 30, 2009, no SARs have been granted and 0.2 million shares may still be granted under the VeriChip 2002 Plan.
On April 27, 2005, the board of directors of Digital Angel Corporation (“Digital Angel”), the Company’s former majority stockholder, approved the VeriChip Corporation 2005 Flexible Stock Plan, or the VeriChip 2005 Plan. Under the VeriChip 2005 Plan, the number of shares for which options, SARs or performance shares may be granted is approximately 0.3 million. As of September 30, 2009, approximately 0.3 million options have been granted under the VeriChip 2005 Plan and 0.2 million of the options were outstanding. Approximately 0.2 million of the options are fully vested and expire up to nine years from the vesting date. As of September 30, 2009, no SARs have been granted and 832 shares may still be granted under the VeriChip 2005 Plan.
On June 17, 2007, the Company adopted the VeriChip 2007 Stock Incentive Plan, or the VeriChip 2007 Plan. Under the VeriChip 2007 Plan, the number of shares for which options, SARs or performance shares could be initially be granted was 1.0 million. On December 16, 2008, the Company’s stockholders approved an amendment to the VeriChip 2007 Plan to include an additional 2.0 million shares that may be granted. As of September 30, 2009, approximately 2.4 million options and shares have been granted. As of September 30, 2009, no SARs have been granted and 0.6 million shares may still be granted under the VeriChip 2007 Plan.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
On November 10, 2009, at the special and annual meeting of the Company, the Company’s stockholders approved and adopted the VeriChip Corporation 2009 Stock Incentive Plan. Under the VeriChip Corporation 2009 Stock Incentive Plan, the number of shares for which options, SARs or performance shares may be granted is 5.0 million.
In addition, as of September 30, 2009, options exercisable for approximately 0.3 million shares of the Company’s common stock have been granted outside of the Company’s plans. These options were granted at exercise prices ranging from $0.23 to $8.55 per share, are fully vested and are exercisable for a period of up to seven years.
In the three months ended September 30, 2009, no options and 0.1 million restricted shares were granted. In the three months ended September 30, 2008, no options or restricted shares were granted. In the nine months ended September 30, 2009, no options and 1.4 million restricted shares were granted. In the nine months ended September 30, 2008, 25 thousand options and 0.7 million restricted shares were granted.
A summary of option activity under the Company’s option plans as of September 30, 2009, and changes during the nine months then ended is presented below (in thousands, except per share amounts):

		Weighted Average
	Number of Options	Exercise Price Per Share

Outstanding on January 1, 2009	1,225	$4.52
Granted	—	—
Exercised	—	—
Forfeited	221	0.57

Outstanding on September 30, 2009	1,004	5.39

Exercisable on September 30, 2009 (1)	834	6.41

Shares available on September 30, 2009 for options and common shares that may be granted	786

(1)	The intrinsic value of a stock option is the amount by which the fair value of the underlying stock exceeds the exercise price of the option. Based upon the Company’s closing price on the NASDAQ, the fair value of the underlying stock was $2.58 at September 30, 2009. As of September 30, 2009, the aggregate intrinsic value of all options outstanding was $476 thousand.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
The following table summarizes information about stock options at September 30, 2009 (in thousands, except weighted-average amounts):

	Outstanding Stock Options			Exercisable Stock Options
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Remaining	Exercise		Exercise
Range of		Contractual	Price Per		Price Per
Exercise Prices	Shares	Life (years)	Share	Shares	Share
$0.0000 to $2.0250	226	8.0	$0.55	56	$1.10
$4.0501 to $6.0750	348	6.9	5.59	348	5.59
$6.0751 to $8.1000	318	4.1	7.08	318	7.08
$8.1001 to $10.1250	106	5.3	9.24	106	9.24
$18.2251 to $20.2500	6	3.3	20.25	6	20.25

	1,004	6.0	$5.39	834	$6.41

The Black-Scholes model, which the Company used to determine compensation expense, required the Company to make several key judgments including:
•	the value of the Company’s common stock;

•	the expected life of issued stock options;

•	the expected volatility of the Company’s stock price;

•	the expected dividend yield to be realized over the life of the stock option; and

•	the risk-free interest rate over the expected life of the stock options.
The Company prepared these estimates based upon its historical experience, the stock price volatility of comparable publicly-traded companies and its best estimation of future conditions.
The fair values of the options granted were estimated on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

	2009	2008

Expected dividend yield	N/A	—
Expected stock price volatility	N/A	50%
Risk-free interest rate	N/A	4.51%
Expected term (in years)	N/A	6.0

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
7. Income (Loss) per Common Share
A reconciliation of the numerator and denominator of basic and diluted income (loss) per common share is provided as follows (in thousands, except per share amounts):

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Numerator:
Numerator for basic and diluted loss per share:
Income (loss) from continuing operations	(758)	(3,351)	1,385	(12,154)
Net income from discontinued operations	—	(1,966)	—	787

Net income (loss)	$(758)	$(5,317)	$1,385	$(11,367)

Denominator:
Denominator for basic income (loss) per share:
Weighted average shares outstanding — basic	12,344	11,233	12,275	10,217

Net income (loss) per common share from continuing operations — basic	$(0.06)	$(0.30)	$0.11	$(1.19)
Net income per common share from discontinued operations — basic	—	(0.18)	—	0.08

Basic income (loss) per share	$(0.06)	$(0.48)	$0.11	$(1.11)

Denominator for diluted income (loss) per share:
Weighted average shares outstanding — diluted	12,344	11,233	12,911	10,217

Net income (loss) per common share from continuing operations — diluted	$(0.06)	$(0.30)	$0.11	$(1.19)
Net income (loss) per common share from discontinued operations — diluted	—	(0.18)	—	0.08

Diluted income (loss) per share	$(0.06)	$(0.48)	$0.11	$(1.11)

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
The following stock options and restricted stock outstanding as of September 30, 2009 and 2008 were not included in the computation of dilutive income (loss) per share because the net effect would have been anti-dilutive:

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Stock options	1,004	1,144	—	1,144
Restricted common stock	1,667	—	—	—

	2,671	1,144	—	1,144

Securities excluded from the diluted earnings (loss) per share calculation because the exercise prices were greater than the average market price
Stock Options (1)	—	—	809	—

(1)	These stock options represent the number of stock options outstanding at the end of the respective period. At the point that the exercise price is less than the average market price, these options have the potential to be dilutive and application of the treasury method would reduce this amount.
8. Income Taxes
The Company had an effective tax rate of nil for the three and nine months ended September 30, 2009 and 2008. However, it has not recorded a tax benefit for the resulting U.S. net operating loss carryforwards, as the Company has determined that a valuation allowance against its net U.S. deferred tax assets was appropriate based primarily on its historical operating results.
During the three and nine months ended September 30, 2009, the Company recognized a gain of $4.4 million from the sale of Xmark in 2008. This gain resulted in taxable income in 2008, which resulted in the Company utilizing a portion of its net operating loss carryforward through the release of the valuation allowance against those tax attributes.
The Company adopted the provisions of ASC 740-10, “Income Taxes” relating to uncertainty in income taxes effective January 1, 2008. The Company used a two-step approach to recognizing and measuring tax benefits when the benefits’ realization is uncertain. The first step is to determine whether the benefit is to be recognized, and the second step is to determine the amount to be recognized:
•	income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed; and

•	if a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.
The implementation of ASC 740-10 did not result in any adjustment to the Company’s beginning tax positions. The Company continues to fully recognize its tax benefits, which are offset by a valuation allowance to the extent that it is more likely than not that the deferred tax assets will not be realized.
The Company recognizes any interest accrued related to unrecognized tax benefits or exposures in interest expense and penalties in operating expenses. During the three and nine months ended September 30, 2009 and 2008, there was no such interest or penalty.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
9. Legal Proceedings
The Company is a party to various legal actions, as either plaintiff or defendant, including the matters identified above, arising in the ordinary course of business, none of which is expected to have a material adverse effect on its business, financial condition or results of operations. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings, whether civil or criminal, settlements, judgments and investigations, claims or charges in any such matters, and developments or assertions by or against the Company relating to it or to its intellectual property rights and intellectual property licenses could have a material adverse effect on the Company’s business, financial condition and operating results.
10. Related Party Transactions
Agreements with Steel Vault
The Company shares a common ownership, or control group, with Steel Vault. R & R Consulting Partners, LLC, a holding company owned and controlled by Scott R. Silverman, and Mr. Silverman beneficially own, as of November 10, 2009, on a combined basis, approximately 36% of the Company’s outstanding common stock. As of November 10, 2009, Mr. Silverman beneficially owned, directly or indirectly, approximately 51% of Steel Vault’s outstanding common stock, including 1,285,000 shares that are directly owned by Blue Moon Energy Partners, LLC (“Blue Moon”). Mr. Silverman, the Company’s chairman of the board and chief executive officer, is a manager and controls a member of Blue Moon (i.e., R & R Consulting Partners, LLC). William J. Caragol, the Company’s president and chief financial officer, is also a manager and member of Blue Moon and is the chief executive officer of Steel Vault.
On October 8, 2008, Steel Vault entered into a sublease with Digital Angel for its corporate headquarters located in Delray Beach, Florida, consisting of approximately 7,911 feet of office space, which space the Company shares with Steel Vault. The rent for the entire twenty-one-month term of the sublease is $158,000, which Steel Vault paid in one lump sum upon execution of the sublease. The Company reimbursed Steel Vault for one-half of the sublease payment, representing the Company’s share of the total cost of the sublease. In addition, in order to account for certain shared services and resources, the Company and Steel Vault operate under a shared services agreement, in connection with which Steel Vault currently pays the Company $6,500 a month. During the three and nine months ended September 30, 2009, the Company recorded $21,500 and $66,500, respectively, for shared services fees from Steel Vault. The Company did not record any payments for shared services fees from Steel Vault for the three and nine months ended September 30, 2008.
On June 4, 2009, the Company closed a debt financing transaction with Steel Vault for $500 thousand pursuant to Note. The financing transaction included a common stock purchase warrant sold to the Company to purchase 333 thousand common shares of Steel Vault. The financing transaction also included a guaranty of collection given by Mr. Caragol for the benefit of the Company, for which Mr. Caragol received a common stock purchase warrant from Steel Vault. See Note 4 — Note Receivable, for more information.
Financing Transaction
To facilitate the transactions contemplated by the Purchase Agreement, R & R Consulting Partners, LLC, a company controlled by Mr. Silverman, will loan shares of common stock to Optimus equal to 135% of the aggregate purchase price for each tranche pursuant to Stock Loan Agreements between R & R Consulting Partners, LLC and Optimus. On September 29, 2009, October 8, 2009, and October 21, 2009, R & R Consulting Partners, LLC loaned Optimus 1.3 million, 800,000 and 600,000 shares, respectively, of Company common stock. See Note 5 — Financing Agreements, for more information.

POSITIVEID CORPORATION
Notes to Unaudited Condensed Consolidated Financial Statements
11. Supplementary Cash Flow Information

	For the Nine Months Ended
	September 30,
	2009	2008
Income taxes paid	$—	$—
Interest paid	—	285

	$—	$285
12. Subsequent Events
On September 29, 2009, the Company exercised the first tranche of the financing with Optimus pursuant to the Purchase Agreement, pursuant to which it sold 296 shares of Preferred Stock, for a tranche amount of approximately$3.0 million. This tranche closed on October 12, 2009, and the Company received proceeds of approximately $3.0 million, less the fees due on the entire financing commitment of $800 thousand. On November 5, 2009, the Company closed the second tranche of this financing, issuing 166 shares of Preferred Stock, for a tranche amount of approximately $1.7 million. In support of this tranche, R & R Consulting Partners, LLC loaned Optimus 1.4 million shares of common stock. See Note 5 — Financing Agreements, for more information.
On October 6, 2009, the Company entered into a License Agreement with Receptors to obtain an exclusive license to use certain intellectual property of Receptors for internal research, internal development and quality control purposes and to make, sell, offer to sell, import and export tangible products covered by patents and patent applications (the “Licensed Products”) owned by Receptors, in their application to the development of an implantable glucose sensing device for use in the human body and applications in related fields. In connection with the License Agreement, the Company and Receptors entered into a Development/Master Agreement pursuant to which the Company will engage the services of Receptors to develop a glucose sensing device for use in the human body. Under the Development/Master Agreement, Receptors will provide glucose sensing system optimization and demonstrate a fluorescence system bench scale prototype by March 31, 2010. As consideration, the Company made a cash payment of $100,000 to Receptors and issued 150,000 restricted shares of Company common stock as payment under the Development/Master Agreement. The Company must pay Receptors royalties of forty-five percent (45%) of the net sales of the Licensed Products relating to implantable glucose sensing device for use in the human body markets and applicational areas in related fields worldwide. The Company must also pay Receptors forty-five percent (45%) of any revenue received from the sale of the Licensed Products, other than for sales described in the immediately preceding sentence.
On November 10, 2009 the Company completed the acquisition of Steel Vault pursuant to the Merger Agreement. See Note 1 — Business and Basis of Presentation for further details.
The Company will issue approximately 5,067,290 shares of its common stock in connection with the Merger, and has reserved an additional 3,802,409 shares of its common stock for issuance in connection with the Company’s assumption of Steel Vault’s outstanding options and warrants. No fractional shares of the Company’s common stock will be issued in connection with the Merger. Instead, the Company will make a cash payment to each Steel Vault stockholder who would otherwise receive a fractional share. The Company will account for the merger using the acquisition method of accounting for business combinations, with the Company being considered the acquiror of Steel Vault, in conformity with GAAP. This means that the Company will allocate the purchase price to the fair value of assets, including identifiable intangible assets acquired and liabilities assumed from the current minority owners of Steel Vault at the effective time of the Merger, with the excess purchase price, if any, being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at the time of the acquisition and at least annually thereafter.

PART II — OTHER INFORMATION

Item 6.	Exhibits.
We have listed the exhibits by numbers corresponding to the Exhibit Table of Item 601 in Regulation S-K on the Exhibit list attached to this report.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSITIVEID CORPORATION (Registrant)
Date: December 1, 2009	By:	/s/ William J. Caragol
William J. Caragol
President and Chief Financial Officer (Principal Financial Officer)

Exhibit Index

Exhibit
Number		Description
31.1	*	Certification by Chief Executive Officer, pursuant to Exchange Act Rules 13A-14(a) and 15d-14(a)
31.2	*	Certification by Chief Financial Officer, pursuant to Exchange Act Rules 13A-14(a) and 15d-14(a)
32.1	*	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Filed herewith.

Exhibit 31.1
Certification of the Chief Executive Officer Pursuant to
Section 302 of the Sarbanes-Oxley Act of 2002
I, Scott R. Silverman, certify that:
1.	I have reviewed this Quarterly Report on Form 10-Q/A of PositiveID Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

Date: December 1, 2009	/s/ Scott R. Silverman
Scott R. Silverman
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2
Certification of the Chief Financial Officer Pursuant to
Section 302 of the Sarbanes-Oxley Act of 2002
I, William J. Caragol, certify that:
1.	I have reviewed this Quarterly Report on Form 10-Q/A of PositiveID Corporation;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

Date: December 1, 2009	/s/ William J. Caragol
William J. Caragol
President and Chief Financial Officer (Principal Financial Officer)

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of PositiveID Corporation (the “Company”) on Form 10-Q/A for the period ending September 30, 2009 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Scott R. Silverman, Chief Executive Officer of the Company, and I, William J. Caragol, President and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:
(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Scott R. Silverman Scott R. Silverman
Chief Executive Officer
Date: December 1, 2009

/s/ William J. Caragol William J. Caragol
President and Chief Financial Officer
Date: December 1, 2009
A signed original of this written statement required by Section 906 has been provided to PositiveID Corporation and will be retained by PositiveID Corporation and furnished to the Securities and Exchange Commission or its staff upon request.